Exhibit 99.1

February 28, 2014

SOLITARIO ANNOUNCES CLOSING OF THE PREVIOUSLY ANNOUNCED $1,680,000 PRIVATE PLACEMENT

Denver, Colorado: Solitario Exploration & Royalty Corp. (“Solitario;” NYSE MKT: XPL; TSX: SLR) announces that it has closed the previously announced private placement of 1,600,000 shares of common stock (the “Shares”) at US $1.05 per share for aggregate consideration of $1,680,000 (the “Offering”). Solitario retained a placement agent in connection with the portion of the Offering conducted in Canada and paid the placement agent a fee of $50,000 for the sale effected to the single Canadian investor that participated in the Offering.

The Board of Directors of Solitario unanimously approved the terms of the Offering on February 17, 2014, including the pricing of the Shares based upon an analysis of the prior five-day average closing price of Solitario’s common stock on the NYSE MKT of $1.08 per share.

The Shares have not been registered under the Securities Act of 1933, as amended, (the “1933 Act”) and all offers and sales of the Shares effected within the United States or to U.S. persons were made pursuant to the exemptions from registration set forth in Section 4(a)(2) under 1933 Act and Rule 506(b) promulgated thereunder. The offer and sale of 1,000,000 of the Shares to a single Canadian investor in the Offering was effected outside the United States pursuant to Regulation S promulgated under the 1933 Act. The Shares may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. In addition the Shares will contain a legend prohibiting sales in Canada for a period of four months from the date of the closing of the Offering. No officers, directors or other affiliates of Solitario participated in the Offering.

The closing of the Offering was subject to the approval of the NYSE MKT and the Toronto Stock Exchange. The proceeds of the Offering will provide the Company additional working capital for general corporate purposes.

FOR MORE INFORMATION CONTACT:

Debbie Mino-Austin Director – Investor Relations	(800) 229-6827
Christopher E. Herald President & CEO	(303) 534-1030